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                                                                  EXHIBIT 10.17

                             EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT made as of the 5th day of November, 1997 between Maxim Pharmaceuticals, Inc. ("Company") and Larry G. Stambaugh ("Executive").

                             PRELIMINARY STATEMENT

     WHEREAS, the Company wishes to retain the Executive as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and the Executive wishes to continue in such positions, all on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the Company and the Executive agree as follows:

     1. TERM OF AGREEMENT. This Agreement shall commence on October 1, 1997 and shall continue in effect for a term ending on September 30, 2000 ("Term"), except as hereinafter provided.

     2. POSITION AND DUTIES. Except as may otherwise be agreed upon between the Company and the Executive, the Company agrees to employ the Executive, and the Executive agrees to serve the Company, as Chairman of the Board of Directors, President and Chief Executive Officer. The Executive shall render such services to the Company as are customary for such positions and perform all other services incident thereto. At all times, the Executive shall report directly to the Board of Directors of the Company. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, except for time spent for service on the boards of directors of other corporations, vacations as defined by Company policy and civic and charitable activities, and shall represent the Company within its industry.

     3. PLACE OF PERFORMANCE. In connection with his employment by the Company, the Executive shall, except as the Executive may otherwise agree, perform his principal activities at the offices of the Company located in San Diego, California, subject to travel reasonably required for the Company's business.

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     4.   COMPENSATION AND RELATED MATTERS.

          4.1 BASE SALARY. During the Term, the Company shall pay to the Executive, in approximately equal installments not less often than twice per month, a base salary of not less than $275,000 per year through December 31, 2000 and such base salary shall be subject to increase from time to time based upon recommendations from the Compensation Committee to the Board of Directors. All amounts payable to the Executive pursuant to this Agreement shall be paid subject to such reporting and withholding requirements, if any, as may be imposed by applicable law and applicable Company policy.

          4.2 INCENTIVE PLAN. The Executive shall be eligible to receive bonus payments pursuant to a plan to be prepared by the Company's Board of Directors with the Executive's participation ("Bonus Plan"). The parties shall endeavor to establish the initial Bonus Plan at the earliest practicable time. The Bonus Plan shall provide that, assuming reasonable satisfaction of the performance criteria to be set forth in the Bonus Plan, the Executive shall be eligible to earn an annual bonus with respect to each of the Company's fiscal years during the Term in an amount up to 30% of the Executive's annualized base salary hereunder, such bonus to be payable within ninety days after the end of each such fiscal year. The bonus will be based upon the annualized base salary for the year in which the bonus applies.

          4.3 BENEFIT PLANS AND ARRANGEMENT. The Executive shall be entitled to participate in and receive benefits under the Company's employee benefit plans and arrangements in effect during the Term. The Company shall pay the entire cost of the Executive's health, life and disability insurance coverage under the Company's plans and policies during the Term, notwithstanding anything to the contrary in such plans and policies.

          4.4 PERQUISITES. During the Term, the Executive shall be entitled to receive fringe benefits ordinarily and customarily provided by the Company to its senior officers.

          4.5 EXPENSES. The Company shall promptly reimburse the Executive for all normal out-of-pocket expenses related to the Company's business actually paid or incurred by him in the performance of his services under this Agreement.

          4.6 STOCK OPTIONS. In addition to previously awarded options, the Company's Board of Directors will award the Executive options to acquire 83,334 shares of Common Stock of the Company at $14.50, a price which is considered the fair market value of such stock at the date of this Agreement.

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Options issued will be 25% vested as of September 30, 1998 and the balance will vest at 25% on each September 30 thereafter.

     5. TERMINATION. The Executive's employment hereunder may be terminated under the following circumstances (without impairing the Executive's rights under benefit plans and arrangements and the Company's policies and procedures):

          5.1 TERMINATION UPON DEATH OR PERMANENT DISABILITY. The Term shall automatically terminate in the event of the death or permanent disability of Executive. For purposes of this Agreement, "permanent disability" shall mean the inability to perform services hereunder for a period of six consecutive months.

          5.2 TERMINATION BY COMPANY FOR CAUSE. The Company shall have the option to terminate the Term (a) for cause in the event the Executive engages in grossly negligent conduct or willful misconduct in connection with the execution of his duties hereunder which materially and adversely affects the Company, after written notice by the Company to the Executive of the specific acts that form the basis for the termination, and (b) for the Executive's material nonperformance of his duties hereunder, provided the nonperformance continues uncorrected for a period of thirty days after written notice thereof by the Company to the Executive specifically identifying the manner in which the Company believes the Executive has not performed his duties.
For purposes of this Section 5.2, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act or omission was in the best interests of the Company.

          5.3 SEVERANCE AND LIFE INSURANCE. If the Company terminates Executive's employment other than for cause pursuant to Section 5.2, Executive, in lieu of all other remedies and as liquidated damages, shall be entitled to receive a severance payment equal to his then annual base salary plus health care insurance coverage for one year or the remainder of the term of this Agreement, whichever is greater.

The Company shall also during the Term hereof maintain for Executive a term life insurance policy in the amount of $1,000,000, with Executive's nominee as beneficiary. Such insurance shall, however, decrease to $750,000 at the next anniversary of the policy and by $250,000 each anniversary thereafter. Nothing herein shall derogate from the Executive's rights under employee benefit plans, programs and arrangements or under applicable law.

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          5.4  CONSTRUCTIVE DISCHARGE.  Any significant reduction or adverse change in the nature or scope of the Executive's authority, duties, status or position contemplated by Section 2 hereof, including an involuntary relocation, or a reduction the base salary and/or benefits of the Executive from those provided for in Section 4 hereof as they may from time to time be in effect, will be the basis for the Executive's termination of this Agreement by giving at least 30 days prior notice to the Company and in such event the termination will be treated as a termination by the Company without cause under Section 5.3.

          5.5 BENEFITS UPON TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION BY EXECUTIVE. In the event the Company properly terminates Executive's employment under this Agreement for cause pursuant to Section 5.2 or Executive voluntary resigns from his employment during the Term:

               a. all salary shall be prorated as of the date of termination and such prorated amount shall be paid to Executive;

               b. all stock options or stock appreciation rights granted to Executive shall be governed by the instruments granting such rights; and

               c. the Company shall (i) make such other and further payment to Executive, his designated beneficiaries and his dependents as may be provided pursuant to the terms of any employee benefit plan and other compensation plans, programs and structures, or fringe benefit programs in which Executive is a participant at the time of the termination of his employment with the Company and (ii) promptly reimburse the Executive for any then unreimbursed out-of-pocket expenses pursuant to Section 4.6.

     6. ATTORNEYS FEES. If litigation shall be instituted to enforce or interpret any provision hereof the prevailing party will reimburse the other part for his reasonable attorneys' fees and disbursements incurred in such proceeding and will pay prejudgment interest at the legal rate then in effect on any money judgment or award obtained in such proceeding.

     7. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

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     If to the Executive:

     Larry G. Stambaugh
     17947 Corazon Place
     San Diego, California 92127

     If to the Company:

     Maxim Pharmaceuticals, Inc.
     10835 Altman Row
     San Diego, California 92121
     Attn:  Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change in address shall be effective only upon receipt.

     8. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any proper or subsequent time. No agreements or representations, oral otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly or referred to in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California relating to contracts to be performed entirely therein.

     9. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10. HEADINGS. The headings of the paragraphs herein are for convenience only and shall have no significance in the interpretation of this Agreement.

     11. BIND AND INURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including any successor of the Company by reason of any

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dissolution, merger, consolidation, sale of assets or other reorganization of the Company.

     12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized, and Executive has signed this Agreement, as of the day and year first above written.

MAXIM PHARMACEUTICALS, INC.

 By:   /s/ DALE A. SANDER

Dale A. Sander
Vice President, Finance and
Chief Financial Officer

Date:  11/10/97

/s/ LARRY G. STAMBAUGH

 Executive

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